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                                                                    EXHIBIT h(5)

                                                               Subject to change


                                     FORM OF
                              EXPENSE CAP AGREEMENT

         AGREEMENT dated this    day of                        1999 by and
between New England Funds Trust III, a Massachusetts business trust (the "Trust"), and New England Funds Management, L.P., a Delaware limited partnership (the "Adviser").

         WHEREAS, the Adviser has been appointed the investment adviser to the [Name of the Fund] (the "Fund") pursuant to an Advisory Agreement;

         WHEREAS, the Fund is expected to invest all (or substantially all) of its investment assets in a registered, open-end management company, or separate series thereof (the "Portfolio"), in accordance with Section 12(d)(1)(E) under the Investment Company Act of 1940 (the " 1940 Act");

         WHEREAS, the Fund has entered into a Special Servicing Agreement (the "Special Servicing Agreement") with the Portfolio to compensate the Fund for expenses incurred by the Fund in providing shareholder servicing, account management, transfer and dividend disbursing agency services, and shareholder reports, proxies, prospectuses and similar communications and other related services to its shareholders; and

         WHEREAS, the Adviser has agreed to subsidize the expenses of the Fund so as to limit the operating expenses of the Fund (exclusive of the expenses paid for by the Portfolio under the Special Servicing Agreement, and of any interest, taxes and extraordinary expenses) to 0.10% of its average daily assets.

         NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

         1. The Adviser shall pay such portion of the expenses incurred in the operation of the Fund, as is necessary to reduce the total operating expenses borne by the Fund (exclusive of expenses paid by the Portfolio under Special Servicing Agreement, and of any interest, taxes or extraordinary expenses) to 0.10% of the average daily net assets of the Fund.

         2. The Fund agrees to repay to the Adviser the amount of fees waived and expenses borne by the Adviser with respect to the Fund pursuant to Section 1 of this Agreement, subject to the limitation provided in this Section 2. Such repayment shall be made monthly, but only if the operating expenses of the Fund (exclusive of expenses paid by the Portfolio under the Special Servicing Agreement, and of any interest, taxes and extraordinary expenses), without regard to such repayment, are at an annual rate (as a percentage of the Fund' average daily net assets) that is less than the percentage rate for the Fund set forth in Section 1. Furthermore, the amount repaid by the Fund in any month shall be limited so that the sum of (a) the amount of such repayment and (b) the other operating expenses of the Fund (exclusive of expenses paid by the Portfolio under the Special Servicing Agreement, and of any interest, taxes and extraordinary expenses) do not exceed the annual rate (as a percentage of the Fund's average daily net assets) for the Fund set forth in Section 1.

         Amounts of fees waived and expenses borne by the Adviser with respect to the Fund pursuant to Section 1 during any fiscal year of the Trust shall not be repayable if the amounts repayable by the Fund pursuant to the immediately preceding two sentences during the period ending two years after the end of such fiscal year are not sufficient to completely repay such amounts of fees waived and expenses borne.

         3. The Adviser may not terminate its obligation under Section I to waive fees or bear expenses with respect to the Fund in any period covered by this Agreement without the prior written consent of the Independent Trustees as that term is defined in the 1940 Act. Any termination under this section shall not affect the obligation (including the amount of the obligation) of the Fund to repay amounts of fees waived or expenses borne by the Adviser during periods prior to the termination date.

         4. This Agreement shall become effective as of the date set forth above, and unless otherwise terminated, this Agreement shall continue in effect for a period of two years from such date.

         A copy of the Agreement and Declaration of Trust establishing New England The Funds Trust III is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to each Fund on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property belonging to the Fund.
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   NEW ENGLAND THE FUNDS TRUST III,
                                     on behalf of [Name of The Fund]

                                   By: ------------------------------
                                   Name -----------------------------
                                   Title ----------------------------

                                   NEW ENGLAND THE FUNDS MANAGEMENT, L.P.

                                   By NEF Corp., its general partner

                                   By: ------------------------------
                                   Name -----------------------------
                                   Title ----------------------------